UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                        Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Baldor Electric Company

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

BALDOR ELECTRIC COMPANY
P. O. Box 2400
5711 R. S. Boreham, Jr. Street Fort Smith, Arkansas 72902

March 30, 2010

To our Shareholders:

You are cordially invited to attend Baldor’s 2010 Annual Shareholders’ Meeting.

On the following pages, you will find the Notice of Meeting, which lists the matters to be conducted at the meeting, and the Proxy Statement. Our Shareholders’ Meeting will include a review of 2009 and a discussion of the opportunities and challenges ahead of us. We believe you will find it interesting.

This year there are two proposals for your consideration:

•	Proposal 1 is the election of Directors. Your Board recommends you vote for this proposal.

•	Proposal 2 is the ratification of the appointment of our independent registered public accounting firm for fiscal year 2010. Your Board recommends you vote for this proposal.

All shareholders are invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to vote your proxy as soon as possible.

Your vote is very important. If you hold your shares in a brokerage account, your brokerage firm can no longer vote your shares for you on the Election of Directors. If you do not elect to make a vote on this proposal, your shares will remain unvoted.

Voting is quick and simple, and you can vote one of these three ways:

•	By Internet;

•	By telephone; or

•	By traditional proxy card

We appreciate your support of and confidence in Baldor Electric Company.

Sincerely,

John A. McFarland
Chairman

BALDOR ELECTRIC COMPANY

NOTICE OF

2010 ANNUAL MEETING OF SHAREHOLDERS

Date:	Saturday, May 1, 2010

Time:	10:30 a.m. central time

Location:	Fort Smith Convention Center 55 South 7th Street Fort Smith, Arkansas 72901

Items of Business:	1. To elect directors;

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2010;

3. To transact such other business as may properly come before the meeting and all adjournments thereof.

Record Date:	Only Baldor shareholders of record as of the close of business on March 17, 2010, are entitled to notice of, and to vote at, the 2010 Annual Shareholders’ Meeting and all adjournments (the “2010 Annual Meeting”).

Annual Report:	Baldor’s 2009 Annual Report to Shareholders (“2009 Annual Report”) for the fiscal year ended January 2, 2010, is available and may be included in the mailing of this Proxy Statement. This 2009 Annual Report is not a part of the proxy soliciting material. To request copies of any Baldor literature, please visit our website or contact us at:

		Mail:	Baldor Electric Company
Phone:	479-646-4711		Attn: Shareholder Relations
Fax:	479-648-5701		P O Box 2400
Website:	www.baldor.com		Fort Smith, AR 72902

Proxy Voting:	Baldor’s shareholders of record can vote by one of the following methods and a proxy may be revoked as described in the following Proxy Statement:

1. By telephone, 2. By Internet, or 3. By mail.

By order of the Board of Directors

George E. Moschner
Secretary
March 30, 2010

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders to be Held on May 1, 2010

This proxy statement and our 2009 Form 10-K

are available to be viewed, downloaded, and printed, at no charge,

by accessing Baldor’s internet address:

http://www.baldor.com

BALDOR ELECTRIC COMPANY

PROXY STATEMENT

2010 ANNUAL MEETING OF SHAREHOLDERS

Date, time, and place of meeting … The enclosed proxy is solicited on behalf of the Board of Directors of Baldor Electric Company (“Baldor”) for use at the 2010 Annual Meeting of its shareholders. The meeting will be held as follows:

Time:	10:30 a.m., central time	Location:	Fort Smith Convention Center 55 South 7th Street
Date:	Saturday, May 1, 2010		Fort Smith, Arkansas 72901

Company location and proxy mailing … Baldor’s principal executive offices are located as follows: 5711 R. S. Boreham, Jr. Street, Fort Smith, Arkansas 72901. This Proxy Statement and the accompanying form of proxy are first being sent to our shareholders on or about March 30, 2010.

VOTING

Shareholders entitled to vote … Only the holders of record of Baldor’s common stock, par value $0.10 per share (the “Common Stock”), at the close of business on March 17, 2010, will be entitled to notice of and to vote at the 2010 Annual Meeting. There were 46,776,005 shares of Common Stock outstanding as of the close of business on March 17, 2010. Each share of Common Stock entitles the holder to one vote on each item of business to be presented for shareholder vote at the 2010 Annual Meeting.

Quorum … A majority of the issued and outstanding shares entitled to vote and represented in person or by proxy will constitute a quorum for the transaction of business at the 2010 Annual Meeting. Shares represented by a proxy which directs that shares abstain from voting or that a vote be withheld on a proposal shall be deemed to be represented at the meeting for quorum purposes. Shares as to which voting instructions are given as to at least one of the proposals to be voted on shall also be deemed to be so represented. Since Baldor’s proxy states how shares will be voted in absence of instructions by the shareholder, under Missouri law such shares shall be deemed to be represented at the meeting. The New York Stock Exchange (“NYSE”) permits brokers to vote their customers’ shares on routine matters when the brokers have not received voting instructions. Proposal 2 is an example of a routine matter on which brokers may vote in this way. Brokers may not vote their customers’ shares on non-routine matters such as Proposal 1 unless they have received voting instructions from their customers. Non-voted shares on non-routine matters are called broker non-votes. If a broker indicates on the proxy that it does not have discretionary authority to vote on a particular matter, the related shares will only be considered as present and entitled to vote for that particular matter.

Vote required … The affirmative vote of the holders of a majority of the shares constituting a quorum is required for the matters set forth in Proposal 1 and Proposal 2. Shares represented by proxies that direct that the shares be voted to abstain or to withhold a vote on a proposal, and broker non-votes deemed to be present, will have the effect of a vote against that proposal. Under Missouri law, a proxy such as Baldor’s which states how shares will be voted in the absence of instructions by the shareholder as to any proposal shall be deemed to give voting instructions as to such proposal. Shares represented by proxies that are marked to deny discretionary authority on other proposals and which do not indicate any vote on those proposals will be treated as shares present and entitled to vote on those proposals and will have the same effect as a vote against approval of such proposals.

Voting methods … You may vote your shares over the internet, by telephone, or by mail as indicated on the attached proxy card. If you vote by internet or telephone, you do not need to return your proxy card. If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the enclosed postage-paid envelope.

Vote at the Annual Meeting … Your choice of voting method will not limit your right to vote at the 2010 Annual Meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

Voting by employee-participants … Baldor sponsors The Baldor Electric Company Employees’ Profit Sharing and Savings Plan (“The Profit Sharing and Savings Plan”). One of the ten investment options for employee-participants is the Baldor Stock Fund. Employee-participants individually have the right to direct the trustee of The Profit Sharing and Savings Plan how to vote the shares of Common Stock that are allocated to their individual accounts. Employee-participants may use the telephone, Internet, or mail to direct the trustee on how to vote their shares. Instructions on the various voting methods can be found on the employee-participants direction card. The Profit Sharing and Savings Plan and governing Trust Agreement require that: 1) the shares of Common Stock not yet allocated to the accounts of employee-participants will be voted FOR the proposal on which the vote is being taken; 2) the shares of Common Stock allocated to employee-participants where the direction card has been signed and returned without any direction will be voted in proportion to the shares in The Profit Sharing and Savings Plan that were voted by employee-participants; and 3) the shares of Common Stock allocated to employee-participants that are not voted will be voted in proportion to the shares in The Profit Sharing and Savings Plan that were voted by employee-participants.

Proxies … The persons named in the proxy are authorized to vote the shares of the shareholders giving the proxy for any nominee except those nominees with respect to whom authority has been withheld. All shares that have been properly voted and not revoked will be voted at the 2010 Annual Meeting in accordance with the instructions received. If the form of proxy is signed and returned without any direction, shares of Baldor’s Common Stock will be voted FOR the election of the Board’s slate of nominees and FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. A shareholder may revoke a properly voted proxy at any time before it is exercised either by attending the meeting and voting in person or by notifying the Secretary of Baldor in writing at the address found on page 1 of this proxy statement under the caption “Company location and proxy mailing”.

Cost of proxy solicitation … Baldor will pay for the cost of the solicitation of proxies. Regular employees of Baldor, without additional compensation, may personally solicit proxies or use mail systems, facsimile, telephone, or other reasonable means to solicit proxies. Brokerage firms, banks, nominees, and others will be requested to forward proxy materials to the beneficial owners of Baldor’s Common Stock held of record by them. Currently, there is no plan to solicit proxies by specially engaged employees or other paid solicitors; however, this may be done if deemed necessary.

Householding … We and some brokers may be participating in the practice of “householding”. This means that only one copy of either this proxy statement or our 2009 Annual Report may have been sent to multiple shareholders sharing an address unless the shareholders provide contrary instructions. We will promptly deliver a separate copy of these documents to you if you write to the Secretary of Baldor at the address found on page 1 of this proxy statement under the caption “Company location and proxy mailing”.

PROPOSAL 1 — ELECTION OF DIRECTORS

Baldor’s Restated Articles of Incorporation and Bylaws, as amended, provide for a classified Board of Directors. The Board is divided into three classes. Each class expires at different times. Four members are to be elected to the Board of Directors in 2010. Each member elected in 2010 will serve for a term of three years.

The persons named in the enclosed proxy intend to vote the proxy for the election of the four nominees named below as directors of Baldor. Each nominee listed below will be voted FOR unless the shareholder indicates on the proxy that the vote for any one or more of the nominees should be withheld or contrary directions are indicated.

The Board of Directors has no reason to doubt the availability of the nominees and each has indicated a willingness to serve if elected. If any nominee declines or is unable to serve, the Board of Directors, in its discretion, may either reduce the size of the Board or the proxies will be voted for a substitute nominee designated by the Board of Directors.

Recommendation of the Board of Directors

The Board recommends that the shareholders vote “FOR”

each of the nominees to the Board of Directors.

Information Regarding the Nominees for Directors

to be Elected in 2010 for Terms Ending in 2013

Jean A. Mauldin ... Vice President and Chief Financial Officer of TAMKO Building Products, Inc.; former Chief Financial Officer of Merial, Limited, a world-leading animal health company, 2002 through 2008; former President of Phelps Dodge Wire and Cable, a division of Phelps Dodge Corporation, 2000 through 2002.

R. L. Qualls ... Independent Business and Financial Consultant, providing assistance to corporations; former Vice Chairman of the Board, Chief Executive Officer, and President of Baldor (retired 2001); Director of Bank of the Ozarks, Inc. (NASDAQ) since 1997.

Barry K. Rogstad … Former President of the American Business Conference, a coalition of mid-size fast-growing firms, which promotes public policies to encourage growth, job creation, and a higher standard of living for all Americans, for more than five years (retired 2002); former Partner and Chief Economist with Coopers and Lybrand.

Ronald E. Tucker ... Baldor’s President since 2005; Chief Operating Officer since February 2007; Chief Financial Officer from 2000 to April 2007; Secretary from 2002 to April 2008; Treasurer from 2000 through 2002.

Information Regarding the Directors Who Are Not Nominees for Election

and Whose Terms Continue Beyond 2010

Jefferson W. Asher, Jr. ... Independent Management Consultant, providing assistance to corporations, attorneys, banking institutions, and other creditors, for more than five years; former Director of Hulaw Corporation (formerly OhCal Foods, Inc.) (term ended 2008); former Director of Webtigo (term ended 2007); former Director of Zing Wireless, Inc. (term ended 2005); former Director of California Beach Restaurants, Inc. (term ended 2004).

Merlin J. Augustine, Jr. ... Founder and Chief Executive Officer of M&N Augustine Foundation for Human Development, Inc. established in 1992; former Assistant Vice Chancellor of Finance and Administration and Director of Customer Relations at the University of Arkansas in Fayetteville; former Member of the Board of Arkansas Science and Technology Authority (term ended 2005).

Richard E. Jaudes ... Partner at and Chairman of the Human Resources Department at Thompson Coburn LLP, a law firm that provides legal counsel to Baldor.

Robert J. Messey ... Former Senior Vice President and Chief Financial Officer of Arch Coal, Inc. (NYSE), one of the largest coal producers in the United States (retired 2008); Director of Stereotaxis, Inc. (NASDAQ) since May 2005.

John A. McFarland ... Baldor’s Chairman of the Board since 2005; Chief Executive Officer since 2000; President from 1996 through 2004; Executive Vice President—Sales and Marketing during 1996; Vice President—Sales from 1991 to 1996.

Robert L. Proost ... Financial Consultant and Lawyer; former Director, Vice President, and Chief Financial Officer of A.G. Edwards, Inc., and of various subsidiaries (retired 2001).

Board Qualifications

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Corporate Governance Committee and the Board focused primarily on the information discussed in each of the Directors’ individual biographies set forth above on pages 3 and 4. In particular,

John A. McFarland ... The Board considered his deep knowledge and understanding of Baldor and its operating companies and its line of business, as well as his extensive experience in strategic, operation and governance matters.

Ronald E. Tucker ... The Board considered his 24 years of industry-specific experience with Baldor, as well as his extensive managerial experience and his proven financial acumen.

Jefferson W. Asher, Jr. ... The Board considered his strong background in business and finance, as well as his vast and diverse board experience, including the 37 years he has served on our Board.

Merlin J. Augustine, Jr. ... The Board considered his extensive financial expertise, as well as his strong technical and entrepreneurial experience in diverse fields.

Richard E. Jaudes ... The Board considered his extensive legal and management background, particularly his expertise in Human Resources, experience in law firm management, and extensive and diverse knowledge of employment laws and regulations.

Jean A. Mauldin ... The Board considered her global experience in finance and investments, financial planning and risk management.

Robert J. Messey ... The Board considered his 30 years of experience in accounting and finance and his extensive business and risk management experience.

Robert L. Proost ... The Board considered his extensive investment expertise with a large financial corporation as well as his background in corporate and securities laws, corporate finance and accounting, and corporate governance matters.

R. L. Qualls ... The Board considered his strong financial and banking background, as well as his in-depth knowledge of Baldor, having served as Chief Executive Officer and President from 1993 to 1998 and as Vice Chairman from 1998 to 2000.

Barry K. Rogstad …The Board considered his broad expertise in economics, finance and strategic planning as well as international operations and relations.

In addition, the Corporate Governance Committee has actively sought directors that allow our Board to benefit from potentially different perspectives arising from gender and ethnic diversity on the Board.

General Information Regarding

Current Directors and Nominees for Election

Name	Year of Birth	Director Since	Current Term Expires
Jefferson W. Asher, Jr.	1924	1973	2011
Merlin J. Augustine, Jr.	1943	2000	2012
Richard E. Jaudes	1943	1999	2011
Jean A. Mauldin	1957	2006	2010
John A. McFarland	1951	1996	2012
Robert J. Messey	1946	1993	2011
Robert L. Proost	1937	1988	2012
R. L. Qualls	1933	1987	2010
Barry K. Rogstad	1940	2001	2010
Ronald E. Tucker	1957	2007	2010

Information about the Board of Directors and Committees of the Board

Board of Directors ... The Board of Directors has four committees: Audit, Compensation, Corporate Governance, and Executive. The membership and responsibilities of the current committees of the Company’s Board of Directors are summarized below. Additional information regarding the responsibilities of each committee is found in and governed by, the Company’s Bylaws, as amended, each committee’s Charter, where applicable, specific directions of the Company’s Board of Directors, and certain mandated regulatory requirements. The Charters of Baldor’s Audit, Corporate Governance, and Compensation Committees, as well as Baldor’s Corporate Governance Guidelines, are available on Baldor’s website at www.baldor.com. The information is also available in print to any shareholder who requests it. In addition, the Board of Directors established a 162m Special Committee. This Committee’s sole responsibilities are to establish performance targets under the Baldor Electric Company Plan for Tax Deductible Executive Compensation and to determine if such targets have been attained.

Executive Committee ... Between meetings of the Board, the Executive Committee is empowered to act in lieu of the Board of Directors except on those matters for which the Board of Directors has specifically reserved authority to itself or as set forth in Baldor’s Bylaws, as amended. The Executive Committee is currently comprised of one director who is an executive officer of Baldor and two non-management directors who are independent directors.

Audit Committee ... The Audit Committee performs those duties and responsibilities as set out in the Charter of the Audit Committee. More information regarding the Audit Committee can be found in this Proxy Statement under the captions “Audit Committee Report” and “Statement of Audit Committee Member Independence and Financial Expertise”. The Audit Committee is comprised of four independent directors.

Compensation Committee ... The Compensation Committee performs those duties and responsibilities as set out in the Charter of the Compensation Committee, including the responsibility for approving the salary and contingent compensation arrangements for Named Executive Officers, approving any stock options granted to Named Executive Officers, having the exclusive authority to determine the persons eligible to participate and the amount, terms, and conditions of the equity awards made to each participant, and administering the Company’s various stock option plans except for those associated solely with the non-employee directors. The Compensation Committee has the authority to determine whether termination is the result of retirement. This specific authority has been delegated to the Executive Committee of the Board of Directors; however, the actions of the Executive Committee relating to this authority are ratified by the Compensation Committee. The Compensation Committee is comprised of four independent directors.

Corporate Governance Committee ... The Corporate Governance Committee performs those duties and responsibilities as set out in the Charter of the Corporate Governance Committee, including considering candidates for Board membership proposed by shareholders who have complied with the procedures set forth in the Company’s Bylaws, proposing a slate of directors for election by the shareholders at each annual meeting, proposing candidates to fill vacancies on the Board, and responsibility for the Company’s corporate governance guidelines and evaluation. More information regarding the nomination process can be found in this Proxy Statement under the caption “Shareholder Proposals and Nominations”. The Corporate Governance Committee is comprised of five independent directors.

Memberships, meetings, and attendance ... During the fiscal year ended January 2, 2010, (“fiscal year 2009”), the Board of Directors held five meetings. Each director attended 100% of the Board meetings and each committee member attended at least 90% of the committee meetings. It is Baldor’s practice that all directors attend the Company’s Annual Shareholders’ Meetings and all directors did attend the meeting held in 2009. Below are the current committee memberships and other information about the committees of the Board of Directors.

Name	Independent Directors	Executive Committee	Audit Committee	Compensation Committee	Corporate Governance Committee
Jefferson W. Asher, Jr.	**		*	*
Merlin J. Augustine, Jr.	**			*	*
Richard E. Jaudes	**			*	*
Jean A. Mauldin	**		*		*
John A. McFarland		Chairman
Robert J. Messey	**		Chairman		*
Robert L. Proost	**	*			Chairman
R. L. Qualls	Presiding Director	*
Barry K. Rogstad	**		*	Chairman
Ronald E. Tucker
Meetings held during fiscal year 2010	4	8	12	5	4

*	Committee membership
**	Designates independence under the requirements of the New York Stock Exchange

Board Leadership Structure ... John A. McFarland serves as both the Chairman of the Board and the Chief Executive Officer. The Board believes that independent oversight of management is an important component of an effective Board of Directors. While the Board has no fixed policy with respect to the separation of the offices of the Chairman of the Board and the Chief Executive Officer, the independent Board members have determined that the most effective Board leadership structure for Baldor at the present time is for the Chief Executive Officer to also serve as the Chairman of the Board, a structure that has served Baldor well for many years. The independent Board members believe that because the Chief Executive Officer is ultimately responsible for the day-to-day operation of the Company and for executing the Company’s strategy, and because the performance of the Company is an integral part of Board deliberations, Mr. McFarland is the Director best qualified to act as Chairman of the Board. The Board believes that this structure demonstrates to our employees, customers and shareholders strong leadership, with a single person having primary responsibility for managing the Company’s operations. The Board, on an annual basis, will continue, as part of its review of corporate governance and succession planning, to evaluate the Board’s leadership structure to ensure that it remains best suited for our Company and our shareholders.

Risk Oversight ... Our Board of Directors has responsibility for the oversight of risk management. Our Board of Directors, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on the Company, and the steps we take to manage them. While the Board is ultimately responsible for risk oversight at our Company, our Board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee meets periodically with management in order to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Corporate Governance Committee focuses on the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance. Finally, the Compensation Committee and Corporate Governance Committee assist the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs.

PROPOSAL 2

Ratification of the Appointment of the

Independent Registered Public Accounting Firm

for Fiscal Year 2010

The firm of Ernst & Young LLP (“E&Y”) served as the independent registered public accounting firm for the Company for the fiscal year ended January 2, 2010. The Audit Committee of the Board of Directors has appointed E&Y to continue in that capacity for the fiscal year ended January 1, 2011.

The Charter of the Audit Committee states that the Audit Committee is “… directly responsible for the appointment, retention and termination of the independent auditors …” However, the Audit Committee believes it is appropriate to seek shareholder ratification of the appointment of the independent registered public accounting firm to provide a forum for shareholders to express their views with regard to the Audit Committee’s appointment.

If the shareholders do not ratify the appointment of E&Y, the selection of the independent registered public accounting firm may be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

Recommendation of the Board of Directors

The Board recommends that the shareholders vote “FOR”

the proposal to ratify the appointment of the independent registered public accounting firm.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 17, 2010, regarding all persons known to Baldor to be the beneficial owners of more than five percent of Baldor’s Common Stock. The table also includes security ownership for each director of Baldor, each nominee for election as a director, each of the executive officers named in the Summary Compensation Table (the “Named Executive Officers”), and all executive officers and directors as a group.

Name	Amount and Nature of Beneficial Ownership		Percent of Class(1)
The Baldor Electric Company Employees’ Profit Sharing and Savings Plan P. O. Box 2400 Fort Smith, Arkansas 72902	3,578,983	(2)	7.7%

BlackRock, Inc. 40 East 52nd Street New York, New York 10022	3,316,481	(3)	7.1%

Lord, Abbett & Co. LLC 90 Hudson Street Jersey City, New Jersey 07302	3,169,606	(4)	7.2%

John A. McFarland	479,911	(5)	*
R. L. Qualls	207,855	(6)	*
Ronald E. Tucker	156,871	(7)	*
Jefferson W. Asher, Jr.	117,431	(8)	*
Robert J. Messey	68,235	(9)	*
Randy L. Colip	57,164	(10)	*
Merlin J. Augustine, Jr.	55,813	(11)	*
Barry K. Rogstad	55,685	(12)	*
Richard E. Jaudes	55,056	(13)	*
Robert L. Proost	54,699	(14)	*
L. Edward Ralston	49,040	(15)	*
George E. Moschner	34,397	(16)	*
Jean A. Mauldin	21,205	(17)	*
All executive officers and directors as a group (25 persons)	2,039,147	(18)	4.3%

*	Less than 1%
(1)	Percentage is calculated in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended. The numerator consists of the number of shares of Baldor’s Common Stock owned by each individual (including “options” defined on this page to include shares issuable upon exercise of stock options which are or will be exercisable within 60 days of March 17, 2010, and stock units which are distributable within 60 days of March 17, 2010). The denominator consists of all issued and outstanding shares of Baldor’s Common Stock plus those shares that are issuable upon the exercise of stock options and distributable stock units for that individual or group of individuals.
(2)	Based on correspondence dated March 18, 2010, received from the trustee of The Profit Sharing and Savings Plan, Participants in such Plan have sole voting and shared investment power over 3,578,983 shares.
(3)	Based on the Schedule 13G filed with the Securities and Exchange Commission dated January 29, 2010; sole voting power over 3,316,481 shares and sole dispositive power over 3,316,481 shares.

(4)	Based on the Schedule 13G filed with the Securities and Exchange Commission dated February 12, 2010; sole voting power over 2,828,006 shares and sole dispositive power over 3,169,606 shares.
(5)	Sole voting and investment power over 102,323 shares; shared voting and investment power over 85,510 shares; sole voting and shared investment power over 41,467 shares in The Profit Sharing and Savings Plan; includes options to purchase 250,611 shares.
(6)	Sole voting and investment power over 172,959 shares; shared voting and investment power over 12,021 shares; includes options to purchase 21,120 shares and distributable awards of 1,755 shares.
(7)	Sole voting and investment power over 21,930 shares; sole voting and shared investment power over 2,173 shares in The Profit Sharing and Savings Plan; includes options to purchase 132,768 shares.
(8)	Sole voting and investment power over 91,316 shares; includes options to purchase 24,360 shares and distributable awards of 1,755 shares.
(9)	Sole voting and investment power over 362 shares; shared voting and investment power over 32,038 shares; includes options to purchase 34,080 shares and distributable awards of 1,755 shares.
(10)	Shared voting and investment power over 13,488 shares, including 12,888 shares pledged against a line of credit at Arvest Asset Management; sole voting and shared investment power over 8,734 shares in The Profit Sharing and Savings Plan; includes options to purchase 34,942 shares.
(11)	Shared voting and investment power over 13,498 shares; includes options to purchase 40,560 shares and distributable awards of 1,755 shares.
(12)	Shared voting and investment power over 16,610 shares; includes options to purchase 37,320 shares and distributable awards of 1,755 shares.
(13)	Sole voting and investment power over 7,341 shares; includes options to purchase 45,960 shares and distributable awards of 1,755 shares.
(14)	Sole voting and investment power over 10,800 shares; shared voting and investment power over 4,824 shares; includes options to purchase 37,320 shares and distributable awards of 1,755 shares.
(15)	Shared voting and investment power over 3,989 shares; sole voting and shared investment power over 172 shares in The Profit Sharing and Savings Plan; includes options to purchase 44,879 shares.
(16)	Shared voting and investment power over 5,354 shares; includes options to purchase 29,043 shares.
(17)	Sole voting and investment power over 3,610 shares; includes options to purchase 15,840 shares and distributable awards of 1,755 shares.
(18)	Sole voting and investment power over 443,288 shares; shared voting and investment power over 330,583 shares; sole voting and shared investment power over 90,100 shares in The Profit Sharing and Savings Plan; includes options to purchase 1,161,136 shares and distributable awards of 14,040 shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Analysis of Executive Compensation and Philosophy

The Compensation Committee of the Board of Directors is responsible for establishing and overseeing the Company’s compensation policy. It is fully responsible for the determination of the compensation levels of the Chairman and Chief Executive Officer (CEO), the President and Chief Operating Officer (COO), and the Chief Financial Officer (CFO) and Secretary, and approval of all executive compensation, including the Named Executive Officers. The guiding principle of the Committee is the belief that executive compensation based on increased performance and productivity is key to the success of Baldor and the growth in shareholder value.

The Baldor executive compensation program is designed to align executive incentives with the achievement of Company goals and objectives. It is based on the premise that Baldor is only successful if all individuals work as a team to meet the expectations of customers and shareholders. To that end, the elements of compensation for the Named Executive Officers are identical to those for other executive officers. The Compensation Committee has designed the Company’s executive compensation program to ensure that total compensation paid to executive officers, including the Named Executive Officers, is fair internally, competitive externally, and offers performance motivation.

The Baldor executive compensation program includes both cash and stock-based compensation. Actual levels of total compensation in any given year are a function of the achievement of Company goals. Equity compensation awarded in fiscal year 2009 consisted of stock options having vesting periods that ensure long term alignment of management and shareholders’ interests. Also awarded in fiscal year 2009 were stock units, which were awarded based on 2008 company performance.

Throughout this discussion, the individuals who served during fiscal year 2009 as the Company’s Principal Executive Officer and Principal Financial Officer, as well as the other individuals included in the Compensation Tables included herein under the caption “Executive Compensation – Compensation Discussion and Analysis” are referred to as the Named Executive Officers.

Process for Setting Total Executive Compensation

Executive compensation is approved by the Board of Directors and is based on performance targets established in the annual business plan. Performance targets set on a Company-wide basis emphasize achieving specific revenue and earnings goals, relations with customers and suppliers, and recruiting and retaining the necessary talent for the organization. Performance targets set at the individual level are based on the particular position and level of responsibility, but in all cases highlight the importance of personal and group contributions to Company productivity improvement.

In evaluating the executives’ performance and in order to ensure that the executive compensation packages are competitive, the Compensation Committee reviews independent salary survey data from the Towers Watson Data Services Compensation Survey (formerly known as the Watson-Wyatt Data Services Compensation Survey), which outlines compensation practices for a peer group of companies. Although Baldor does have peer companies that participate in the Towers Watson survey, we do not identify or measure to specific peer group companies because their individual compensation data is not disclosed in the survey. However, the Compensation Committee narrowed its review to manufacturing companies with sales volume in the $2 billion range (the “Company Peer Group”). This group is comprised of approximately 100 companies.

Using this data, total compensation for Baldor executive officers can be compared with persons holding similar positions at companies in the Company Peer Group. For the CEO position and the positions of the other Named Executive Officers, there were approximately 100 companies represented in the comparative survey data.

In general, the Compensation Committee seeks to establish total compensation for Baldor executive officers that is slightly above the median for the Company Peer Group. The Compensation Committee reviews survey data on salary, bonus and equity compensation by executive level which is used by Baldor in reviewing both equity and non-equity components of Company compensation. The Compensation Committee also reviews the mix of our compensation components with respect to fixed versus variable and short versus long-term pay. The Committee then compares the mix to the survey data for persons holding similar positions at companies in the Company Peer Group.

As part of its oversight function, the Compensation Committee reviews the status of Company officers, particularly the Named Executive Officers, their positions and compensation on a quarterly basis. In addition, the non-employee Directors discuss the ongoing effectiveness of the goals set for executives in the context of monitoring progress towards achieving overall Company objectives. They also meet with the CEO to discuss overall executive team capabilities and capacity as well as individual performance.

Baldor does not engage or pay any external compensation consultants to provide advice or information to the Board of Directors or Compensation Committee regarding executive compensation.

Setting Total Executive Compensation

Proposed compensation for all but the CEO, the COO, and the CFO is initiated by the CEO. He evaluates the performance of the other executive officers in terms of their individual performance and contribution to achieving Company objectives in the context of the Towers Watson survey data. The CEO then seeks the advice and counsel of the Executive Committee of the Board (whose membership also includes two independent Directors). The Executive Committee also reviews the Towers Watson survey data for the CEO, COO, and CFO positions. The results of these discussions and the CEO’s recommendations are presented to the Compensation Committee. The Compensation Committee meets with the CEO and discusses his recommendation for the COO and CFO. The Chair of the Compensation Committee ensures the performance of the CEO is assessed for the previous year and establishes future compensation considerations. The actual evaluation is conducted by the two independent Directors of the Executive Committee.

The Compensation Committee examines all recommendations within the established framework as described. It sets the compensation for the CEO, COO, and CFO and also sets the compensation for the other Named Executive Officers, generally following the recommendations of the CEO. The Committee also approves the recommendations for other executive salaries. The Compensation Committee submits these decisions to the Board of Directors for their review and approval.

Executive Compensation Components

For 2009, the components of compensation for Baldor executive officers, including Named Executive Officers were:

Component	Purpose
Salary	Fixed component of pay intended to compensate the individual fairly and competitively and to recognize individual performance.

Non-equity incentive plan compensation	Variable component of pay intended to motivate and reward achieving the Company’s short-term/annual goals and objectives, while linking pay to Company performance.

Long-term incentive compensation	Variable component of pay intended to motivate and reward achieving the Company’s long-term goals and objectives, while linking pay to Company performance.

Standard benefits	Standard benefits (health and dental insurance, accidental death insurance, disability, vacation, 401(k) matching contributions and profit-sharing participation) designed to assist employees in providing for their own financial security in a manner that recognizes individual needs and preferences.

Supplemental benefits	Supplemental benefits, which are limited to a death benefit and a non-qualified deferred compensation plan which the Company does not contribute to, are intended to provide a competitively attractive compensation package to secure and retain experienced executive officers.

While the Compensation Committee reviews each of these component elements, the Committee’s decisions regarding a particular element are not necessarily impacted by other elements, except that the number of equity awards under our long-term incentive program are tied to the executive’s prior year total cash compensation. The individual components, primarily the fixed and variable components, are however, competitive externally and targeted to be slightly above the median for the Company Peer Group.

These components of the executives’ total compensation program are discussed more fully below.

Salary

The Company pays Named Executive Officers to compensate them for services provided during the year. In considering each executive officer’s salary, the Compensation Committee evaluates each individual’s personal performance, including initiatives and achievements during the past year, and that individual’s future potential, as well as how the executive has contributed to Baldor’s performance generally. Of particular importance, emphasis is placed on manager productivity, which leads to an overall efficient management structure for the Company. Salaries are set to be competitive externally and fair internally.

Salary comparisons are made with companies in the Company Peer Group using Towers Watson survey compensation data. The Company Peer Group selected for this comparison is manufacturing companies with sales volume in the $2 billion range. Company Peer Group comparisons are undertaken for each executive position. Salaries for Baldor executive officers are targeted to be slightly above the median for the Company Peer Group. The Compensation Committee believes this appropriately reflects the effectiveness of the management team, as well as the employment tenure of Baldor’s executive officers.

For fiscal year 2009, no base salary increases were given to the Named Executive Officers and their salaries have not increased since January 2008 due to economic and business uncertainty.

Non-equity incentive plan compensation

The non-equity incentive plan component of compensation is a cash payment designed to link executive pay to the Company’s performance. The amount awarded to the executives under this component is determined based on goal(s) that the Compensation Committee believes enhance shareholder value. These amounts are earned by the executive officers (including the Named Executive Officers) and other key management personnel based upon the achievement of “target” and “stretch” goals. For 2009, the Plan was temporarily changed to include only net earnings, rather than net sales and net earnings due to economic and business uncertainty. This allowed executive officers to focus on internal productivity and cost savings that will be beneficial in the current year and if maintained, will have long term benefits. These goals, “target” and “stretch”, are set by the Board of Directors in conjunction with their review of the annual business plan and communicated to the Named Executive Officers. The Board also reviews goals annually to determine if any changes are needed to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value. It is important to note that these goals serve to reinforce the need for management to work together as a team.

Non-equity incentive compensation amounts are determined as a percentage of each participating person’s base salary. For 2009, one hundred percent (100%) of the amount to be earned is based on achieving a pre-set net earnings goal. If the “target” goal for the net earnings component is met, a non-equity incentive compensation amount of 10% (of base salary) is earned. If the “target” goal is not met, the non-equity incentive compensation amount is not earned. If net earnings exceed the “target” goal, the non-equity incentive compensation amount will be increased up to another 10% paid on a straight-line basis until the “stretch” goal is reached. If the “stretch” goal is exceeded, the additional non-equity incentive compensation amount to be paid will continue to be calculated on the same straight-line pro-rata basis as used for the “stretch” goal amount.

The non-equity incentive compensation is “at risk” compensation to each of the officers in that the ability to achieve the “target” goals is challenging and not guaranteed. Substantial effort and management teamwork is essential in reaching the “target” and even more so in reaching the “stretch” goals. For 2009, the minimum “target” level for net earnings was not achieved; therefore, the officers did not receive any non-equity compensation.

Long-term incentive compensation

The Company believes that ownership of Company stock ensures that all employees, and particularly the Company’s executive officers, have a continuing stake in the long-term success of the Company and encourages all employees to contribute to its success. As a result, effective February 2006, the Compensation Committee approved stock ownership guidelines for its directors, officers, and key management personnel in order to align these individuals with a long-term interest in the success of the Company. “Stock ownership” under these guidelines is defined to include stock owned directly, stock owned indirectly through retirement type funds such as the Company’s 401(k) and Profit Sharing Plan, stock owned indirectly by a spouse and minor children, unvested stock units, and stock units vested, but deferred under the Company’s deferred compensation plan.

The guidelines adopted by the Compensation Committee recommend that the individuals serving in the positions of CEO, COO, CFO, Executive Vice-Presidents, and Directors own company stock equal in value to at least two times the value of their prior year cash compensation. All other executive officers are recommended to own one and one-half times the value of their prior year cash compensation. Other key management personnel are recommended to own one times the value of their prior year cash compensation. The Compensation Committee has also established milestone guidelines that are used to monitor progress toward achieving the ownership recommendations. These guidelines drive ownership in the Company which the Compensation Committee believes reduces potential risk associated with compensation plans and increases the vested interest in the long-term success of the Company.

To facilitate compliance with these guidelines, the Company provides long-term incentive compensation to its executive officers in the form of stock options and, as permitted in the guidelines, stock units. Any stock options granted and/or stock units awarded under this component of compensation are made under the Baldor Electric Company 2006 Equity Incentive Plan approved by shareholders.

(i)	Stock Options. Incentive stock options (“ISOs”) and non-qualified stock options (“NQSOs”) may be granted to executive officers and other key management annually. In analyzing the size of stock options granted to the executive officers, the Compensation Committee reviews independent salary survey data regarding stock option grants to executive officers by the Company’s peer group.

The number of shares underlying any options granted may be based upon a formula related to the previous year’s total cash compensation. Certain Executive Officers (executive officers holding the titles of Chairman, CEO, President, COO, CFO, or Executive Vice President) may be granted approximately 33 options per $1,000 of the individual’s cash compensation from the previous year. Other officers, as a group, may be individually granted approximately 28 options per $1,000 of the group’s average cash compensation from the previous year.

Options granted under this component of compensation have a ten year life, are granted with an exercise price equal to the New York Stock Exchange composite closing price for Baldor stock on the day before the grant date, and are 100% exercisable after one year from date of grant. Accordingly, those stock options will have value only if the market price of Baldor stock increases after that date.

(ii)	Stock Units. Stock units may be awarded to executive officers and other key management normally in the year following a year in which a “target” goal was met. The number of stock units granted is based upon a formula related to the previous year’s total cash compensation. Certain Executive Officers (executive officers holding the titles of Chairman, CEO, President, COO, CFO, or Executive Vice President) are granted approximately 6 stock units per $1,000 of the individual’s cash compensation from the previous year. Other officers, as a group, are individually granted approximately 5 stock units per $1,000 of the group’s average cash compensation from the previous year. The stock units normally vest after two years from the date of award. If the individual is not an employee at the time of vesting, the stock units are forfeited. Stock units are a pure retentive feature to provide continuity through business cycles and will increase in value only if the market price of Baldor stock increases.

As noted earlier, the non-equity incentive compensation, which affects stock unit awards, is “at risk” compensation to each of the officers in that the ability to achieve the “target” goals is challenging and not guaranteed, because substantial effort and management teamwork is essential in reaching those goals.

Certain benefits

Standard Package. As with all other Baldor employees, the executives are eligible for the same health and dental insurance, accidental death insurance, disability, vacation, 401(k) matching contributions and profit-sharing participation (subject to IRS restrictions) and other similar benefits offered by the Company. The Company’s benefits package generally is designed to assist employees in providing for their own financial security in a manner that recognizes individual needs and preferences.

Supplemental Executive Benefits. In order to provide a competitively attractive package to secure and retain experienced executive officers, the Company supplements the standard benefit packages offered to all employees with appropriate executive benefits as listed below.

(i)	Death Benefit Payment. The Company offers to the executive officers a death benefit payment equal to two times the previous year’s salary and bonus, plus an amount equal to the tax benefit the Company would receive if it paid those amounts as salary and bonus to the executive officers, should they die while employed by Baldor. While no funds have been set aside to fund this promised benefit, the Company has purchased corporate owned life insurance to offset this liability.

(ii)	Non-Qualified Deferred Compensation. A Non-Qualified Deferred Compensation Plan exists for any Baldor employee the IRS defines as “highly compensated”, many of whom are the Company’s executive officers. Under the IRS rules, the amount they can contribute to the 401(k) plan on a tax deferred basis is limited, so the Non-Qualified Deferred Compensation Plan allows such individuals to make further retirement contributions. Any amounts contributed are made strictly by the employee, and Baldor makes no matching contributions.

(iii)	Perquisites. The Company does not offer management any personal benefits.

(iv)	Change of Control Arrangements. Pursuant to agreements under the Baldor Electric Company 2006 Equity Incentive Plan, all outstanding stock units held by any employee, including the Named Executive Officers, will fully vest and be free of any restrictions without any further act by Baldor or the Named Executive Officer in the event of a “Change of Control” as defined in those agreements.

Other than distributions from the Non-Qualified Deferred Compensation Plan in accordance with the terms of the Plan, none of these supplemental benefits continue for the executive after retirement or termination.

Additional Information About Stock Options

The grant date, with respect to any options granted to a Named Executive Officer, is generally the date the Compensation Committee determines to grant such options. Grants to executive officers and other key management are normally made at the first Compensation Committee meeting of the year held near the time of the first Board of Director’s meeting of the year, the dates for which are established more than six months in advance. As such, there may be times when the Compensation Committee may grant options when the Board or Compensation Committee is in possession of material non-public information. The Company has not adopted any policy with respect to coordinating option grant dates with the release of material non-public information. The Compensation Committee typically does not take such information into account when determining whether, when, and in what amount to make option grants.

As a matter of policy, and in accordance with the terms of the Baldor Electric Company 2006 Equity Incentive Plan, as amended, the Company does not re-price any options previously granted.

Trading of Baldor Stock

The Company’s officers and directors may not purchase or sell options, nor engage in short sales with respect to Baldor stock. Officers and directors are also not allowed to trade in puts, calls, straddles, equity swaps or other derivative securities that are directly linked to Baldor stock. The Company also has an Insider Trading Policy which provides prohibitions and guidelines to the Company’s directors, officers, and other employees with respect to purchasing and selling Company securities or derivatives and the timing of such transactions.

Tax Deductibility of Pay

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), places a limit of $1,000,000 on the amount of compensation that Baldor may deduct in any one year with respect to each of the Named Executive Officers, subject to certain exceptions. For 2009 compensation, the Compensation Committee adopted a policy requiring all compensation to be deductible and therefore the Compensation Committee structured compensation arrangements in a manner so as to avoid the deduction limitations imposed by Section 162(m). However, the Compensation Committee believes that it is important and necessary that it retains the right and flexibility to provide and revise compensation arrangements, such as base salary and cash bonus incentive opportunities, that may not qualify under Section 162(m) if, in the Compensation Committee’s view, such arrangements are in our best interests and the best interests of our shareholders.

SUMMARY COMPENSATION TABLE FOR NAMED EXECUTIVE OFFICERS

The following tables set forth certain information regarding compensation paid or earned by each of the Named Executive Officers for fiscal year 2009. The Company has not entered into any employment agreements with any of the Named Executive Officers.

Summary Compensation Table for Fiscal Year 2009

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change In Pension Value and Non-Qualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
		($)	($)	($)	($)	($)	($)	($)	($)
John A. McFarland Chairman and Chief Executive Officer	2009 2008 2007	950,000 950,000 775,000	— — —	67,268 159,319 221,165	84,347 210,970 373,811	0 48,450 198,090	6,540 (5,587 786)	31,384 34,676 36,726	1,139,539 1,397,828 1,605,578

Ronald E. Tucker President and Chief Operating Officer	2009 2008 2007	560,000 560,000 500,000	— — —	39,653 102,774 128,499	49,721 136,111 201,396	0 28,560 127,800	40,908 (43,386 2,985)	50,390 40,540 38,087	740,672 824,599 998,767

George E. Moschner (6) Chief Financial Officer and Secretary	2009 2008 2007	350,000 350,000 201,136	— — —	24,785 45,465 60,615	31,076 60,228 95,165	0 17,850 76,680	5,076 (238 N/A )	18,115 31,262 13,259	429,052 504,567 446,855

L. Edward Ralston Executive Vice President	2009 2008 2007	310,000 310,000 276,667	— — —	21,943 57,009 52,571	27,523 75,496 83,869	0 15,810 71,568	16,316 (21,525 1,170)	20,673 31,669 37,249	396,455 468,459 523,094

Randy L. Colip Executive Vice President – Sales	2009 2008 2007	310,000 310,000 269,000	— — —	21,943 55,344 52,571	27,523 73,282 83,869	0 15,810 69,012	N/A N/A N/A	21,692 22,408 24,516	381,158 476,844 498,968

(1)	The amounts shown reflect the aggregate grant date fair value. Assumptions used in the calculation of these amounts are discussed in the Notes to Consolidated Financial Statements for fiscal-year 2009 included in the Form 10-K filed on March 3, 2010.
(2)	The amounts shown reflect the aggregate grant date fair value. Assumptions used in the calculation of these amounts are discussed in the Notes to Consolidated Financial Statements for fiscal-year 2009 included in the Form 10-K filed on March 3, 2010.
(3)	Reflects amounts paid to each Named Executive Officer under the Baldor Electric Company Bonus Plan for Officers effective for fiscal year 2009.
(4)	The Company has no Pension Plan for executive officers; therefore, the amounts in this column reflect the earnings and change in market value of the mutual fund investment choices (selected and funded by the Named Executive Officer) offered within the Company’s Non-Qualified Deferred Compensation Plan only.
(5)	For fiscal year 2009, the amounts in this column represent Baldor contributions and payments made as follows:

	Contributions to the Profit Sharing Plan	Contributions to the 401(k) Savings	Death Benefit Premium (a)	Other
	($)	($)	($)	($)
John A. McFarland	7,526	3,450	20,408	0
Ronald E. Tucker	7,526	2,164	40,700	0
George E. Moschner	5,018	1,225	11,872	0
L. Edward Ralston	7,526	2,338	10,809	0
Randy L. Colip	7,526	3,675	10,491	0

(a)	The Company offers to its executive officers a death benefit payment equal to two times the previous year’s salary and bonus should they die while employed. While no funds have been set aside to fund this promised benefit, the Company has purchased corporate owned life insurance to offset this liability. The amount in this column represents the premium paid with respect to such insurance.

(6)	Mr. Moschner joined the Company as Chief Financial Officer in April 2007.

Grants of Plan-Based Awards in Fiscal Year 2009

	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option	Grant date fair value of stock and option awards
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	(2)	(3)	Awards	(4)
		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
John A. McFarland		N/A	95,000	190,000
	02/22/09				N/A	N/A	N/A	5,990			67,268
	02/22/09				N/A	N/A	N/A		7,955	12.57	20,365
	02/22/09				N/A	N/A	N/A		24,993	12.57	63,982

Ronald E. Tucker		N/A	56,000	112,000
	02/22/09				N/A	N/A	N/A	3,531			39,653
	02/22/09				N/A	N/A	N/A		7,955	12.57	20,365
	02/22/09				N/A	N/A	N/A		11,467	12.57	29,356

George E. Moschner		N/A	35,000	70,000
	02/22/09				N/A	N/A	N/A	2,207			24,785
	02/22/09				N/A	N/A	N/A		7,955	12.57	20,365
	02/22/09				N/A	N/A	N/A		4,184	12.57	10,711

L. Edward Ralston		N/A	31,000	62,000
	02/22/09				N/A	N/A	N/A	1,954			21,943
	02/22/09				N/A	N/A	N/A		7,955	12.57	20,365
	02/22/09				N/A	N/A	N/A		2,796	12.57	7,158

Randy L. Colip		N/A	31,000	62,000
	02/22/09				N/A	N/A	N/A	1,954			21,943
	02/22/09				N/A	N/A	N/A		7,955	12.57	20,365
	02/22/09				N/A	N/A	N/A		2,796	12.57	7,158

(1)	Represents the estimated future payouts under the Baldor Electric Company Bonus Plan for Officers adopted on December 22, 2008. The amounts shown in the “Maximum” column represented potential amounts to be earned if the “stretch” goal had been met for 2009, and could have been greater if the “stretch” goal had been exceeded. As shown in the Summary Compensation Table, no amounts were earned since the performance goals were not met for fiscal year 2009. Additional information relating to these amounts is discussed in the narrative discussion following this table and in the Compensation Discussion and Analysis.

(2)	Represents stock units awarded. These stock units vest two years from the date of grant.

(3)	Represents incentive stock options and non-qualified stock options to purchase shares of the Company’s common stock. The options were granted at the composite closing price of the Company’s common stock on the day before the date of grant, are 100% exercisable one year from the date of grant, and expire in ten years.

(4)	Represents the aggregate FAS 123R grant date fair value of all awards made during fiscal year 2009 as discussed in the Notes to Consolidated Financial Statements.

Narrative for Summary Compensation Table and Grants of Plan-Based Awards Table

Salary. There are no policy differences with respect to the compensation of individual Named Executive Officers even though the level of compensation may differ based on scope of responsibilities and performance. The difference in compensation between the CEO and the other Named Executive Officers is primarily due to experience, length of service and the CEO having significantly greater responsibilities for management and oversight of a diversified, global enterprise and the corresponding market factors reflecting this difference.

Non-Equity Incentive Plan Awards. As previously discussed in the Compensation Discussion and Analysis, annual cash incentive rewards can be earned by Named Executive Officers under a Bonus Plan for Officers. These amounts are earned by the executive officers (including the Named Executive Officers) and other key management personnel based upon achieving “target” and “stretch” goals. For 2009, the Plan was temporarily changed to include only net earnings, rather than net sales and net earnings, so one hundred percent (100%) of the bonus earned is based on achieving a pre-set net earnings goal. The temporary change was due to economic and business uncertainty and allowed executive officers to focus on internal productivity and cost savings that will be beneficial in the current year and if maintained, will have long term benefits. Awards are determined as a percentage of each person’s base salary.

If the “target” goal for net earnings is met, a bonus of 10% of base salary is earned. If the “target” goal is not met, the bonus is not earned. For net earnings that exceed the “target” goal, the bonus will be increased up to another 10% of base salary paid on a straight-line pro-rata basis until the “stretch” goal is reached. If the “stretch” goal is exceeded, the Named Executive Officers can earn an additional amount of bonus based on the amount by which the stretch goal was exceeded. This additional amount of bonus will be equal to a percentage of base salary calculated on the same straight-line pro-rata basis as was used in calculating the percentage applicable between the “target” and “stretch” goals.

The amounts reflected in the Grants of Plan-Based Awards table contemplate a “target” of 10% of base salary assuming that the goal is met. The “target” amounts are calculated based on the assumption that the “target” goal is met exactly and the full 10% of base salary attributed to the goal is earned, but no “stretch” goal is met. For 2009, the minimum “target” level for net earnings was not achieved; therefore, the officers did not receive any non-equity compensation.

Stock Options and Stock Units. The Company provides long-term incentive compensation to its Named Executive Officers in the form of stock options and stock units awarded from the Baldor Electric Company 2006 Equity Incentive Plan. Stock units may be awarded to Named Executive Officers only in the year following a year in which a “target” goal was met. However, awards of stock units have been reported in the Grants of Plan-Based Awards table as stock unit awards and not as equity incentive plan awards in the year in which those units are granted, because whether or not a “target” goal was met for the prior fiscal year, has already been determined.

Change of Control and Termination of Employment

The following tables quantify the amount of compensation which would have been received if a change of control or termination occurred as of January 2, 2010, the last day of the Company’s fiscal year end. In the case of acceleration of unvested stock units, the amount shown is based upon the closing price of $28.09 per share for our common stock as of January 2, 2010 and for stock options, the value is reduced by the exercise price. The disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers, which would only be known at the time that they become eligible for payment.

Change of Control. As described in “Change of Control Arrangements” in the Compensation Discussion and Analysis section, agreements issued under the Baldor Electric Company 2006 Equity Incentive Plan provide that any outstanding stock units held by any employee, including a Named Executive Officer, will fully vest and be free of any restrictions without any further act by the Company or the Named Executive Officer in the event of a “Change of Control” as defined in those agreements.

If a change of control of the Company had occurred on January 2, 2010, the last day of the Company’s fiscal year 2009, then the number of unvested outstanding stock units which would have vested for each of the Named Executive Officers is as follows:

	Unvested Stock Units	Estimated Value upon Change in Control
John A. McFarland	15,901	$446,659
Ronald E. Tucker	9,333	$262,164
George E. Moschner	3,873	$108,793
L. Edward Ralston	4,314	$121,180
Randy L. Colip	4,796	$134,720

Termination of Employment. Agreements issued under the 2006 Equity Incentive Plan with respect to awards of stock units also provide that the stock units discussed above will become fully vested when an employee, including a Named Executive Officer, dies or terminates employment on account of his permanent disability or retirement, as those terms are defined in the agreement.

Agreements under that Plan issued with respect to incentive and non-qualified stock options provide that all options vest and become exercisable for a period of three months following the date of termination of employment due to disability. If an employee dies while employed by the Company, or dies within three months after termination of his employment, the options vest and may be exercised at any time by the employees’ heirs or representatives within 12 months after death. Regardless of the termination reason, in no case will the options be exercisable past the original expiration date of the agreement. These provisions apply to any employee who receives options, including Named Executive Officers. The total stock options held by Named Executive Officers that were not fully vested as of fiscal year-end 2009, are listed below:

	Unvested Stock Options	Estimated Value upon Termination
John A. McFarland	32,948	$511,353
Ronald E. Tucker	19,422	$301,429
George E. Moschner	12,139	$188,397
L. Edward Ralston	10,751	$166,856
Randy L. Colip	10,751	$166,856

The Company offers to the Named Executive Officers a death benefit payment equal to two times the previous year’s salary and bonus, plus an amount equal to the tax benefit the Company would receive if it paid those amounts as salary and bonus to the Named Executive Officers. These benefits are provided under written agreements between the Company and the Named Executive Officers and payable if the Named Executive Officers should die while employed. While no funds have been set aside to fund this promised benefit, the Company has purchased corporate owned life insurance to offset this liability. As of fiscal year-end 2009, amounts payable to each Named Executive Officer in the event of death were as follows:

John A. McFarland	$3,413,093
Ronald E. Tucker	$1,852,771
George E. Moschner	$1,157,982
L. Edward Ralston	$1,025,641
Randy L. Colip	$1,025,641

Other than distributions from the Non-Qualified Deferred Compensation Plan in accordance with the terms of the Plan, none of the Company’s supplemental benefits continue for a Named Executive Officer after retirement or other termination of employment. Distributions from the Non-Qualified Deferred Compensation Plan are discussed above with respect to the Non-Qualified Deferred Compensation Table.

Option Exercises and Stock Vested in Fiscal Year 2009

Name	Number of Shares Acquired on Exercise	(1) Value Realized On Exercise	Number of Shares Acquired on Vesting	(1) Value Realized on Vesting
	(#)	($)	(#)	($)
John A. McFarland	—	N/A	5,814	74,884

Ronald E. Tucker	4,200 1,800	46,610 19,976	3,378	43,509

George E. Moschner	—	N/A	1,382	29,575

L. Edward Ralston	700	9,154	1,382	17,800

Randy L. Colip	—	N/A	1,382	17,800

(1)	Represents the difference between the option exercise price and the composite closing price of the Common Stock on the date of exercise multiplied by the number of shares acquired upon exercise. The numbers shown reflect the value of options accumulated over a ten-year period. No amounts were deferred upon exercise.

Outstanding Equity Awards at Fiscal Year-End 2009

	Option Awards						Stock Awards
			Equity Incentive Plan Awards:						Equity Incentive Plan Awards:	Equity Incentive Plan Awards:
Name	Number of Securities Underlying Options Exercisable	Number of Securities Underlying Options Unexercisable	Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date		(1) Number of Shares or Units of Stock That Have Not Vested	(2) Market Value of Shares or Units of Stock That Have Not Vested	Number of Unearned Shares, Units or Other Rights That Have Not Vested	Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested
	(#)	(#)	(#)	($)			(#)	($)	(#)	($)
John A. McFarland
	Incentive

	4,683		—	21.35	2/4/2011
	4,662		—	21.45	2/9/2012
	5,224		—	19.14	2/2/2013
	4,170		—	23.98	2/8/2014
	3,623		—	27.60	2/6/2015
	2,951		—	33.88	4/21/2016
	2,543		—	39.31	2/25/2017
	3,494		—	28.62	2/24/2018
		7,955	—	12.57	2/22/2019
	Non-qualified

	15,317		—	21.35	2/4/2011
	15,338		—	21.45	2/9/2012
	6,000		—	21.45	2/9/2012
	14,776		—	19.14	2/2/2013
	6,000		—	19.14	2/2/2013
	21,830		—	23.98	2/8/2014
	11,377		—	27.60	2/6/2015
	15,000		—	27.60	2/6/2015
	22,624		—	33.88	4/21/2016
	29,434		—	39.31	2/25/2017
	28,617		—	28.62	2/24/2018
		24,993	—	12.57	2/22/2019

							Units

					(a	)	4,073	114,411	—	N/A
					(b	)	5,838	163,989	—	N/A
					(c	)	5,990	168,259	—	N/A

(1)	The vesting dates of the unvested awards are: (a) 2/6/2010, (b) 02/24/2010, (c) 2/22/2011
(2)	Represents the $28.09 composite closing price of the Common Stock as reported by the New York Stock Exchange on December 31, 2009, the last trading day of fiscal year 2009, multiplied by the number of units that have not vested.

Outstanding Equity Awards at Fiscal Year-End 2009 (continued)

	Option Awards						Stock Awards
			Equity Incentive Plan Awards:						Equity Incentive Plan Awards:	Equity Incentive Plan Awards:
Name	Number of Securities Underlying Options Exercisable	Number of Securities Underlying Options Unexercisable	Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date		(1) Number of Shares or Units of Stock That Have Not Vested	(2) Market Value of Shares or Units of Stock That Have Not Vested	Number of Unearned Shares, Units or Other Rights That Have Not Vested	Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested
	(#)	(#)	(#)	($)			(#)	($)	(#)	($)
Ronald E. Tucker
	Incentive

	4,683		—	21.35	2/4/2011
	4,662		—	21.45	2/9/2012
	5,224		—	19.14	2/2/2013
	4,170		—	23.98	2/8/2014
	3,623		—	27.60	2/6/2015
	2,951		—	33.88	4/21/2016
	2,543		—	39.31	2/25/2017
	3,494		—	28.62	2/24/2018
		7,955	—	12.57	2/22/2019
	Non-qualified

	1,800		—	17.06	2/6/2010
	1,317		—	21.35	2/4/2011
	1,800		—	21.35	2/4/2011
	1,338		—	21.45	2/9/2012
	1,800		—	21.45	2/9/2012
	5,776		—	19.14	2/2/2013
	3,300		—	19.14	2/2/2013
	10,130		—	23.98	2/8/2014
	7,500		—	27.60	2/6/2015
	3,877		—	27.60	2/6/2015
	11,899		—	33.88	4/21/2016
	16,036		—	39.31	2/25/2017
	17,223		—	28.62	2/24/2018
		11,467	—	12.57	2/22/2019
							Units

					(a	)	2,036	57,191	—	N/A
					(b	)	3,766	105,787	—	N/A
					(c	)	3,531	99,186	—	N/A

(1)	The vesting dates of the unvested awards are: (a) 2/6/2010, (b) 02/24/2010, (c) 2/22/2011
(2)	Represents the $28.09 composite closing price of the Common Stock as reported by the New York Stock Exchange on December 31, 2009, the last trading day of fiscal year 2009, multiplied by the number of units that have not vested.

Outstanding Equity Awards at Fiscal Year-End 2009 (continued)

	Option Awards						Stock Awards
			Equity Incentive Plan Awards:						Equity Incentive Plan Awards:	Equity Incentive Plan Awards:
Name	Number of Securities Underlying Options Exercisable	Number of Securities Underlying Options Unexercisable	Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date		(1) Number of Shares or Units of Stock That Have Not Vested	(2) Market Value of Shares or Units of Stock That Have Not Vested	Number of Unearned Shares, Units or Other Rights That Have Not Vested	Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested
	(#)	(#)	(#)	($)			(#)	($)	(#)	($)
George E. Moschner
	Incentive
	2,214		—	45.15	5/18/2017
	3,494		—	28.62	2/24/2018
		7,955	—	12.57	2/22/2019
	Non-qualified
	5,523		—	45.15	5/18/2017
	5,673		—	28.62	2/24/2018
		4,184	—	12.57	2/22/2019
							Units

					(a	)	1,666	46,798	—	N/A
					(b	)	2,207	61,995	—	N/A

(1)	The vesting dates of the unvested awards are: (a) 02/24/2010, (b) 2/22/2011
(2)	Represents the $28.09 composite closing price of the Common Stock as reported by the New York Stock Exchange on December 31, 2009, the last trading day of fiscal year 2009, multiplied by the number of units that have not vested.

Outstanding Equity Awards at Fiscal Year-End 2009 (continued)

	Option Awards						Stock Awards
			Equity Incentive Plan Awards:						Equity Incentive Plan Awards:	Equity Incentive Plan Awards:
Name	Number of Securities Underlying Options Exercisable	Number of Securities Underlying Options Unexercisable	Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date		(1) Number of Shares or Units of Stock That Have Not Vested	(2) Market Value of Shares or Units of Stock That Have Not Vested	Number of Unearned Shares, Units or Other Rights That Have Not Vested	Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested
	(#)	(#)	(#)	($)			(#)	($)	(#)	($)
L. Edward Ralston
	Incentive

	700		—	21.35	2/4/2011
	1,700		—	21.45	2/9/2012
	1,700		—	19.14	2/2/2013
	2,200		—	23.98	2/8/2014
	1,000		—	27.60	2/6/2015
	2,951		—	33.88	4/21/2016
	2,543		—	39.31	2/25/2017
	3,494		—	28.62	2/24/2018
		7,955	—	12.57	2/22/2019
	Non-qualified
	500		—	21.45	2/9/2012
	500		—	19.14	2/2/2013
	1,000		—	27.60	2/6/2015
	2,649		—	33.88	4/21/2016
	5,194		—	39.31	2/25/2017
	7,997		—	28.62	2/24/2018
		2,796	—	12.57	2/22/2019
							Units

					(a	)	271	7,612	—	N/A
					(b	)	2,089	56,680	—	N/A
					(c	)	1,954	54,888	—	N/A

(1)	The vesting dates of the unvested awards are: (a) 2/6/2010, (b) 02/24/2010, (c) 2/22/2011
(2)	Represents the $28.09 composite closing price of the Common Stock as reported by the New York Stock Exchange on December 31, 2009, the last trading day of fiscal year 2009, multiplied by the number of units that have not vested.

Outstanding Equity Awards at Fiscal Year-End 2009 (continued)

	Option Awards						Stock Awards
			Equity Incentive Plan Awards:						Equity Incentive Plan Awards:	Equity Incentive Plan Awards:
Name	Number of Securities Underlying Options Exercisable	Number of Securities Underlying Options Unexercisable	Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date		(1) Number of Shares or Units of Stock That Have Not Vested	(2) Market Value of Shares or Units of Stock That Have Not Vested	Number of Unearned Shares, Units or Other Rights That Have Not Vested	Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested
	(#)	(#)	(#)	($)			(#)	($)	(#)	($)
Randy L. Colip
	Incentive

	3,000		—	27.60	2/6/2015
	2,951		—	33.88	4/21/2016
	2,543		—	39.31	2/25/2017
	3,494		—	28.62	2/24/2018
		7,955	—	12.57	2/22/2019
	Non-qualified
	3,000		—	27.60	2/6/2015
	3,349		—	33.88	4/21/2016
	5,194		—	39.31	2/25/2017
	7,660		—	28.62	2/24/2018
		2,796	—	12.57	2/22/2019
							Units

					(a	)	814	22,865	—	N/A
					(b	)	2,028	56,967	—	N/A
					(c	)	1,954	54,888	—	N/A

(1)	The vesting dates of the unvested awards are: (a) 2/6/2010, (b) 02/24/2010, (c) 2/22/2011
(2)	Represents the $28.09 composite closing price of the Common Stock as reported by the New York Stock Exchange on December 31, 2009, the last trading day of fiscal year 2009, multiplied by the number of units that have not vested.

Pension Benefits

For fiscal year 2009, the Company maintained no defined pension benefits for executive officers. The only retirement plans available to the executives are the 401(k) and Profit Sharing Plan, which are available to all employees, and the Non-Qualified Deferred Compensation Plan, which can only be funded by the individual executive.

Pension Benefits for Fiscal Year 2009

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
		(#)	($)	($)
John A. McFarland	N/A	N/A	N/A	—
Ronald E. Tucker	N/A	N/A	N/A	—
George E. Moschner	N/A	N/A	N/A	—
L. Edward Ralston	N/A	N/A	N/A	—
Randy L. Colip	N/A	N/A	N/A	—

Non-Qualified Deferred Compensation

The Company has a Non-Qualified Deferred Compensation Plan for all employees who are defined as “highly compensated employees” under Internal Revenue Code Section 414(q), because they are restricted in the tax-deferred amount they may contribute to the 401(k) plan. Eligible employees include, but are not limited to, the executive officers. The Company makes no contributions to the Non-Qualified Deferred Compensation Plan on behalf of the participants and all contributions to the Plan are made solely by the participants. In addition, all participants select their own mutual fund investment choices.

The following table sets forth information concerning contributions, earnings, and balances under this Plan for fiscal year 2009 for the Named Executive Officers.

Non-Qualified Deferred Compensation for Fiscal Year 2009

Name	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End (3)
	($)	($)	($)	($)	($)
John A. McFarland	19,000	—	6,540	—	63,179
Ronald E. Tucker	22,512	—	40,908	—	195,404
George E. Moschner	17,500	—	5,076	—	39,838
L. Edward Ralston	3,162	—	16,316	—	70,022
Randy L. Colip	—	—	—	—	—

(1)	Each eligible employee has the option to contribute to the deferred compensation plan up to 50% of their cash compensation and any stock units awarded. The investment elections are the same as those in the 401(k) and Profit Sharing Plan (or a similar investment if the identical investment was not available). Like a 401(k) account, the participant’s account value is affected by income earned or lost on the investment choices selected by the plan participant. The amounts in this column are also reported in the “salary” column of the Summary Compensation Table.
(2)	The Company makes no contributions to the Non-Qualified Deferred Compensation Plan on behalf of the participant. All contributions to the Plan are made solely by the participant.
(3)	Deferred amounts are required to be deferred at least two years. If the participant changes the deferral period, the new distribution date must be at least five years beyond the original distribution date.

Information contained below under the caption “Compensation Committee Report” is furnished and not deemed filed with the SEC.

COMPENSATION COMMITTEE REPORT

The responsibilities of the Compensation Committee are provided in its Charter, which has been approved by the Board of Directors of the Company.

In fulfilling its oversight responsibilities with respect to the Compensation Discussion and Analysis included in this Report, the Compensation Committee, among other things, has:

•	reviewed and discussed the Compensation Discussion and Analysis with management; and

•	following such review, the Compensation Committee approved the inclusion of such Compensation Discussion and Analysis in the Company’s Annual Report on Form 10K and proxy statement.

Respectfully submitted,

THE COMPENSATION COMMITTEE

Barry K. Rogstad	Chairman

Jefferson W. Asher, Jr.
Merlin J. Augustine, Jr.
Richard E. Jaudes
R. L. Qualls

DIRECTOR COMPENSATION

Overview of Compensation Philosophy and Program

The Corporate Governance Committee responsibilities include, but are not limited to, administering the Company’s Director compensation program. The philosophy of the Director’s compensation program is based on the principle that the compensation program should be adequate to attract and retain a diverse group of qualified Board members from a variety of business and financial backgrounds. Therefore, the objective of the compensation program is that the program be competitive so as to attract and retain qualified Board members.

Evaluation of Director Performance

The Corporate Governance Committee does not rely solely on predetermined formulas or a limited set of criteria when it evaluates the performance of all Directors. The Corporate Governance Committee annually performs a review and evaluation of the Directors’ continuing achievement of the Company’s short and long-term goals.

In order to attract and retain experienced individuals to serve as Directors of the Company, the Corporate Governance Committee reviews independent salary survey data from Towers Watson Data Services Compensation Survey regarding compensation packages paid to Directors by the Company’s Peer Group. The Company generally seeks to pay compensation that is near the median of the Company Peer Group.

Elements of Compensation

In order to ensure that total compensation paid to Directors is competitive externally and provides a fair compensation for the services performed, the Corporate Governance Committee has designed the total compensation program for Directors to consist of two components: (1) fees, and (2) long-term incentive compensation. These components are discussed more fully below.

Fees

Fees for all non-employee Directors only are established within the range of fees for persons holding similar positions at comparably sized manufacturing companies, utilizing independent salary survey data from Towers Watson. The data is a composite of manufacturing companies that are comparably sized based upon sales volume. In general, in establishing Director fees, additional consideration includes the Board’s performance as a whole, as well as Baldor’s performance. The Corporate Governance Committee reviews these fee levels annually to determine if any changes to the fees are needed to ensure that an appropriate relationship exists between Director compensation and the enhancement of shareholder value.

Long-term Incentive Compensation

This component of Director compensation is based on the belief that equity-based compensation ensures that Directors have a continuing stake in the long-term success of the Company. For Directors, long-term incentive compensation generally consists of non-qualified stock options (“NQSOs”) and stock units.

Stock Options. …NQSOs may be granted to Directors annually on the first business day following the annual shareholders’ meeting. The number of shares granted is based upon a formula tied to the previous year’s cash compensation. These options have a ten year life, vest after one year after the date of grant, and are granted with an exercise price equal to the New York Stock Exchange composite closing price for Baldor stock on the day before the grant date. Accordingly, those stock options will have value only if the market price of Baldor stock increases after that date. As a matter of policy, and in accordance with the terms of the Baldor Electric Company 2006 Equity Incentive Plan, as amended, the Company does not re-price any options previously granted to Directors.

Stock Units. …Stock units may be awarded to Directors annually. The number of stock units granted is based upon a formula related to the previous year’s total Director’s fees. These units vest after one year from the date of award.

Summary Compensation for Directors

The following tables set forth certain information regarding compensation earned during Baldor’s last fiscal year to each of Baldor’s non-employee Directors.

Director Compensation in Fiscal Year 2009

Name	Fees Earned or Paid In Cash (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
	($)	($)	($)	($)	($)	($)	($)
Jefferson W. Asher, Jr.	46,000	39,593	35,112	—	N/A	—	120,705
Merlin J. Augustine, Jr.	46,000	39,593	35,112	—	N/A	—	120,705
Richard E. Jaudes	46,000	39,593	35,112	—	N/A	—	120,705
Jean A. Mauldin	46,000	39,593	35,112	—	N/A	—	120,705
Robert J. Messey	46,000	39,593	35,112	—	N/A	—	120,705
Robert L. Proost	46,000	39,593	35,112	—	N/A	—	120,705
R. L. Qualls	46,000	39,593	35,112	—	N/A	—	120,705
Barry K. Rogstad	46,000	39,593	35,112	—	N/A	—	120,705

(1)	Fees earned or paid in cash relate to service on the Board of Directors and service on the various committees of the Board of Directors as detailed in the table below.

Name	Director Fee (4)	General Committee Fee	Total Director Fee
	($)	($)	($)
Jefferson W. Asher, Jr.	30,000	16,000	46,000
Merlin J. Augustine, Jr.	30,000	16,000	46,000
Richard E. Jaudes	30,000	16,000	46,000
Jean A. Mauldin	30,000	16,000	46,000
Robert J. Messey	30,000	16,000	46,000
Robert L. Proost	30,000	16,000	46,000
R. L. Qualls	30,000	16,000	46,000
Barry K. Rogstad	30,000	16,000	46,000

(2)	Stock units were awarded in the amount of 1,755 units per Director with a fair value of $22.56 per unit. These stock units vest after one year from date of grant.

(3)	Non-qualified options to purchase 5,280 shares of Common Stock of Baldor were granted at $23.24 per share, the composite closing price of the Common Stock on the day preceding the date of grant. The options vest after one year from date of grant. At grant date, the fair value of these non-qualified options was $6.65 per share. Baldor used the Black-Scholes option pricing model to determine the fair value. Calculations are based on a ten-year option term and the following variable assumptions: expected option life of 5.5 years; interest rate of 2.36%; annual dividend yield of 2.92%; and volatility of 38.20%. Because the present values are based on estimates and assumptions, the amounts reflected in this table may not be achieved. Refer to the Notes to Consolidated Financial Statements.
(4)	Base Director fees have remained unchanged since 2005.

Compensation Committee Interlocks, Insider Participation;

Related Party Transactions

Baldor’s Board of Directors has a Compensation Committee of the Board. The main responsibility of the Compensation Committee is to approve the salary and contingent compensation arrangements for the Named Executive Officers. The Executive Committee makes recommendations to the Board regarding salary and contingent compensation for other executive officers; however, the Board of Directors, as a whole, approves the salary and contingent compensation arrangements for other executive officers. The Compensation Committee also approves any equity awards made to the Named Executive Officers. The Compensation Committee administers the Company’s equity compensation plans.

The members of the Executive Committee and the Compensation Committee and summary descriptions of each committee are listed under the caption “Information About the Board of Directors and Committees of the Board”.

Of the Directors, John A. McFarland and Ronald E. Tucker were executive officers of Baldor during fiscal year 2009. Richard E. Jaudes, a member of the Board of Directors of the Company, is a partner at Thompson Coburn LLP, a law firm that provides legal counsel to the Company.

The Board of Directors reviews and approves related party transactions, if any, which are required to be reported in Baldor’s proxy statement and/or Annual Report on Form 10-K on a case-by-case basis. The Board has not adopted a formal written policy with respect to the approval or ratification of these transactions. In making this determination, the Board considers the infrequency in occurrence of these transactions.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of Baldor oversees Baldor’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee makes the following statements:

•

The Audit Committee is governed by a formal written charter (which may be viewed online free of charge by accessing the Company’s website at www.baldor.com and selecting the Investor Relations section);

•	The Audit Committee is comprised of directors that Baldor’s Board of Directors has determined to be “independent” and all members meet the requirement of an “audit committee financial expert” (1);

•	The Audit Committee has reviewed and discussed the quarterly and annual audited financial statements with management;

•

The Audit Committee has discussed with the independent registered public accounting firm the matters required by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended;

•

The Audit Committee has received from the independent registered public accounting firm the required written communication and discussed with them their independence as required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence;

•	The Audit Committee has considered the compatibility of non-audit services with the independence of the independent registered public accounting firm; and

•

The Audit Committee, based on the above reviews and discussions, recommended to the Board of Directors that the audited financial statements be included in Baldor’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

(1)	A detailed determination of member independence and financial expertise is included in this Proxy Statement under the sub-caption “Statement of Audit Committee Member Independence and Financial Expertise”.

Respectfully submitted,

THE AUDIT COMMITTEE

Robert J. Messey	Chairman

Jefferson W. Asher, Jr.
Jean A. Mauldin
Barry K. Rogstad

STATEMENT OF DIRECTOR INDEPENDENCE

The Board has determined that each of Baldor’s Directors, except for Baldor’s Chairman and CEO, John A. McFarland, and President and COO, Ronald E. Tucker, is “independent” under the standards Section 303A.02 of the Listed Company Manual of the New York Stock Exchange. Annually, Baldor requires each Director and nominee to complete a questionnaire. The majority of questions in the questionnaire requests that the individual disclose to Baldor specific information relating to the individual’s relationship with Baldor. The Board has considered the relationships disclosed in the questionnaires, including those disclosed under “Compensation Committee Interlocks, Insider Participation; Related Party Transactions”. In addition to the NYSE requirements for independence, the Board considers the nature of the relationship and the dollar amounts involved in making its determination of director independence.

STATEMENT OF AUDIT COMMITTEE MEMBER

INDEPENDENCE AND FINANCIAL EXPERTISE

Baldor’s Board of Directors strongly believes that the Audit Committee and its function are extremely important to the integrity of Baldor. The independence of each member of the Audit Committee is critically reviewed for the following requirements:

•	There is not, and has not been in the last five years, any known family relationship between any member of the Audit Committee and any other member of the Board of Directors or any employee of Baldor.

•	No member of the Audit Committee accepts compensation from Baldor other than for board service and committee membership service.

•	Members of the Audit Committee are appointed because of their qualifications of being “financially literate” and knowledgeable of securities regulations.

The current members of Baldor’s Audit Committee are:

Robert J. Messey	Chairman
Jefferson W. Asher, Jr.
Jean A. Mauldin
Barry K. Rogstad

Baldor’s Board of Directors has paid close attention to the independence and financial literacy of the members of Baldor’s Audit Committee. All members of this Committee are appointed, in substantial part, because they are financially astute, having the experience, education, and ability to read and understand financial information and regulations. Based on the facts including those mentioned above, the Board of Directors has determined that each member of the Audit Committee named above:

1.	has no relationship which would interfere with the exercise of independent judgment as an Audit Committee member;

2.	provides services and qualifications that are in the best interests of Baldor and its shareholders;

3.	is “independent” so that the member’s participation on Baldor’s Audit Committee complies with the requirements of the Sarbanes-Oxley Act of 2002 and Section 3.03 of the Listed Company Manual of the New York Stock Exchange; and

4.	has been determined to be an “audit committee financial expert” having met the requirements of such designation as required by the Sarbanes-Oxley Act of 2002 and similar requirements of Section 3.03 of the Listed Company Manual of the New York Stock Exchange.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Baldor is presently utilizing the services of Ernst & Young LLP, an independent registered public accounting firm that has been Baldor’s independent auditor since 1972. The Audit Committee has reappointed Ernst & Young LLP as Baldor’s independent registered public accounting firm for the fiscal year ending January 1, 2011. Shareholders will be asked to ratify this appointment at the 2010 Annual Meeting. If the appointment is not ratified, the Audit Committee will consider whether it should select another independent registered public accounting firm. Representatives of Ernst & Young LLP will be present at the 2010 Annual Meeting with an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. The Audit Committee considered whether the provision of non-audit services by its auditors is compatible with maintaining its auditor’s independence. Under its Charter, the Audit Committee:

1.	shall pre-approve all audit and non-audit services provided by the independent registered public accounting firm, or any other audit firm, and shall not engage the independent registered public accounting firm to perform the specific non-audit services proscribed by law or regulation; and

2.	may delegate pre-approval authority to a member of the Committee. The decisions of any Committee member to whom pre-approval authority is delegated must be presented to the full Committee at its next scheduled meeting.

The Audit Committee has adopted policies and procedures for the pre-approval of all audit and non-audit services to be performed by the independent registered public accounting firm of the Company. The Audit Committee Charter provides that the Committee must approve, in advance, all audit services to be performed by the independent registered public accounting firm.

A summary of the fees associated with the services performed by Ernst & Young LLP for fiscal years 2009 and 2008 follows. Audit fees include fees related to: (a) the annual audit of the consolidated financial statements and disclosures and reviews of the financial statements and disclosures included in quarterly reports on Form 10-Q and Sarbanes-Oxley Act Section 404 Attestations, (b) statutory audits required for foreign affiliates, (c) consents related to SEC filings, and (d) other acquisition related audit services. Tax fees include: (a) U.S. tax planning, and (b) tax compliance for foreign affiliates. All Other fees relate solely to a subscription to online accounting research materials.

Type of Fee	2009 Fees	2008 Fees
Audit	$1,968,605	$2,133,967
Audit-Related	$—	$—
Tax	$31,315	$50,838
All Other	$2,770	$2,500

CODE OF ETHICS

The Board of Directors has adopted: 1) a Code of Ethics for Officers that applies to all Baldor officers; and 2) a Code of Ethics and Business Conduct that applies to all Baldor associates including directors, officers, employees, and affiliates. Both of these Codes are available for viewing on Baldor’s website at www.baldor.com. Any amendments to, or waivers from, the Code of Ethics for Officers and the Code of Ethics and Business Conduct will also be posted on Baldor’s website. These codes are also available in print to any shareholder who requests them.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on our review, all of Baldor’s reporting persons complied with all filing requirements applicable to them with respect to transactions during fiscal year 2009 except for the following. Due to communication errors, a Form 4 and a Form 5 reporting stock purchases by Thomas A. Mascari were not filed within the required reporting period. The required forms were subsequently filed upon the realization of the oversight.

COMMUNICATIONS TO THE BOARD OF DIRECTORS

Baldor’s non-management directors meet at various times throughout the year. The Presiding Director of these meetings is determined annually by the non-management directors on a rotating basis. Director R. L. Qualls is currently the Presiding Director. Shareholders, as well as other interested parties, may communicate directly with Baldor’s Board of Directors or independent directors by submitting correspondence or contacting Baldor’s Vice President—Audit Services. All communications received will be forwarded to the appropriate Directors.

Attn:	Vice President - Audit Services	Baldor Electric Company P O Box 2400
Phone:	479-646-4711	5711 R S Boreham, Jr St
Fax:	479-648-5701	Fort Smith, AR 72902

SHAREHOLDER PROPOSALS and NOMINATIONS

Baldor has a Corporate Governance Committee comprised of five independent directors, determined pursuant to the rules of the New York Stock Exchange (see additional information in this Proxy Statement under the caption “Information about the Board of Directors and Committees of the Board”). The Corporate Governance Committee of Baldor’s Board of Directors will consider candidates for Board membership proposed by shareholders who have complied with the procedures set forth in our Bylaws, as amended. These procedures include, but are not limited to, providing the name, address, occupation and shares beneficially owned by the nominee; providing the name, address and shares beneficially owned by the nominating shareholder (and any shareholder associated person); any derivative positions beneficially held by the nominating shareholder (and any shareholder associated person); and a representation by the nominating shareholder of any intent to solicit proxies in support of the nominee. If you would like to receive a copy of the provisions of our Bylaws setting forth all of these requirements, you should write to the Secretary of Baldor at the address found on page 1 of this proxy statement under the caption “Company location and proxy mailing”.

The Corporate Governance Committee evaluates all nominees, including current directors who may be up for re-election, based on several different professional criteria. This criterion includes knowledge of business, industry, and economic environment, educational background, professional experience, and willingness and availability to serve as a director of the Company. When identifying nominees to serve as director, the Corporate Governance Committee will consider candidates with diverse business and professional experience, skills, gender, and ethnic background as appropriate, in light of the current composition and needs of the Board. The Corporate Governance Committee will assess the effectiveness of this policy annually in connection with the nomination of directors for election at the annual meeting of shareholders. The composition of the current Board reflects diversity in business and professional experience, skills, gender and ethnic background.

Any shareholder of Baldor eligible to vote in an election may make shareholder proposals and nominations for the 2011 Annual Meeting. In order to be considered for inclusion in the 2011 Proxy Statement, shareholder proposals must be received by the Secretary of Baldor no later than the close of business on November 30, 2010. Written notice of shareholder nominations and any other business proposed by a shareholder that is not to be included in the Proxy Statement must be received by the Secretary of Baldor on or after November 2, 2010 and on or before January 1, 2011. Shareholders must also comply with the nomination and notification requirements set forth in Baldor’s Bylaws, as amended.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for consideration at the meeting by the Board of Directors or by shareholders who have requested inclusion of proposals in the Proxy Statement. If any other matter shall properly come before the meeting, the persons named in the accompanying form of proxy intend to vote on such matters in accordance with their judgment.

March 30, 2010

FRONT OF PROXY CARD

Continental Stock Transfer & Trust Company

is the transfer agent for Baldor Electric Company.

Access to your Baldor shareholder account information and

other shareholder services are available on the Internet at

www.continentalstock.com

To access this service, visit the website above.

You will be asked for your 4 digit Personal Identification Number (PIN).

If you do not know your PIN, or need assistance with Internet access or any other shareholder service,

please contact Continental at 1-800-509-5586.

†    FOLD AND DETACH HERE AND READ THE REVERSE SIDE    †

COMMON STOCK	COMMON STOCK

BALDOR ELECTRIC COMPANY

Proxy Solicited on Behalf of the Board of Directors

for Annual Meeting of Shareholders on May 1, 2010

The undersigned hereby appoints John A. McFarland and Ronald E. Tucker, and each of them, with power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Shareholders of Baldor Electric Company, to be held at the Fort Smith Convention Center located at 55 South 7th Street, Fort Smith, Arkansas, on Saturday, May 1, 2010, at 10:30 a.m. central time, and all adjournments thereof, and to vote, as indicated on the reverse side of this proxy card, the shares of Common Stock of Baldor Electric Company which the undersigned is entitled to vote with all the powers the undersigned would possess if present at the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and all adjournments thereof.

If no direction is made, this proxy will be voted

FOR the election of all of the directors in Proposal 1 and FOR Proposal 2.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be Held on May 1, 2010

The proxy statement and our 2009 Form 10-K are available to be viewed, downloaded, and printed,

at no charge, by accessing Baldor’s internet address: http://www.baldor.com

PLEASE VOTE YOUR SHARES PROMPTLY USING THE INTERNET, MAIL, OR TELEPHONE.

ADDRESS CHANGES OR COMMENTS?

(Continued, and to be marked, dated and signed, on the other side)

BACK OF PROXY CARD

BALDOR ELECTRIC COMPANY

VOTE ONLINE OR BY TELEPHONE

As a shareholder of Baldor Electric Company, you have the option of voting your shares online or by telephone instead of returning the attached card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the direction card. Votes submitted online or by telephone must be received by 6:00 p.m. central time on April 29, 2010.

[COMPUTER GRAPHIC] Vote Your Proxy Online Go to www.continentalstock.com	OR	[TELEPHONE GRAPHIC] Vote Your Proxy by Phone Call 1 (866) 894-0537	OR	[ENVELOPE GRAPHIC] Vote Your Proxy by Mail

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.		Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.		Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE

VOTING ONLINE OR BY TELEPHONE

†    FOLD AND DETACH HERE AND READ THE REVERSE SIDE     †

	Proxy by Mail	Please mark your votes like this ☒

BALDOR ELECTRIC COMPANY		COMMON STOCK

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” ALL PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

DIRECTORS RECOMMEND A “FOR” VOTE FOR EACH OF THESE ELECTIONS

	FOR	WITHHOLD		FOR	AGAINST	ABSTAIN
1. Election of Directors	☐	☐	2. Ratify appointment of auditors	☐	☐	☐

	(To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list below)		Mark the box to the right if you plan to attend the Annual Meeting in person.			☐

Nominees:	01 Jean A. Mauldin 02 R.L. Qualls 03 Barry K. Rogstad 04 Ronald E. Tucker

        COMPANY ID:

        PROXY NUMBER:

        ACCOUNT NUMBER:

First Signature	Second Signature	Date	, 2010.

Please sign exactly as your name(s) appear(s) on your account. When signing as Attorney, Executor, Trustee, Guardian, or Officer of a Corporation, please give your title. For joint accounts, all named holders should sign. If you receive more than one card, please follow the instructions indicated on each card.

FRONT OF DIRECTION CARD

Bank of America, N.A.

(successor to Merrill Lynch Bank & Trust Co., FSB)

is the trustee for

The Baldor Electric Company Employees’ Profit Sharing and Savings Plan.

Access to your Baldor investment elections

are available on the Internet at

www.benefits.ml.com

To access this service, visit the website above.

You will be asked for your User Name and Password.

If you have not yet set up your account online, you may do so by visiting the website and clicking on the “Create User ID” link.

Follow the instructions provided by the website to create your account.

To request assistance, contact the Bank of America call center at 800-228-4015.

†    FOLD AND DETACH HERE AND READ THE REVERSE SIDE    †

BALDOR ELECTRIC COMPANY

PROFIT SHARING AND SAVINGS PLAN

Annual Meeting of Shareholders on May 1, 2010

The undersigned, a participant in the Baldor Electric Company Employees’ Profit Sharing and Savings Plan (the “Plan”), hereby directs Bank of America, N.A., as Trustee (the “Trustee”) of the Plan Trust (the “Trust”), at the Annual Meeting of Shareholders of Baldor Electric Company, to be held at the Fort Smith Convention Center located at 55 South 7th Street, Fort Smith, Arkansas, on Saturday, May 1, 2010, at 10:30 a.m., local time (CST), and all adjournments thereof, to vote, as indicated on the reverse side of this direction card, the shares of Common Stock of Baldor Electric Company which the undersigned is entitled to vote with all the powers the undersigned would possess if present at the meeting. This direction card, when properly executed, will be voted in the manner directed herein by the undersigned participant. As Trustee, you are authorized to vote the shares of the undersigned upon such other business as may properly come before the meeting and all adjournments thereof.

If no direction is made, voting will be controlled by the terms of the Plan and the Trust.

In order for the Trustee to vote the shares of the Plan, your voting direction must be received no later than 6:00 p.m., local time (CST), on April 29, 2010.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be Held on May 1, 2010

The proxy statement and our 2009 Form 10-K are available to be viewed, downloaded, and printed,

at no charge, by accessing Baldor’s website at www.baldor.com

ADDRESS CHANGES OR COMMENTS?

(Continued, and to be marked, dated and signed, on the other side)

BACK OF DIRECTION CARD

BALDOR ELECTRIC COMPANY

VOTE ONLINE OR BY TELEPHONE

As a shareholder of Baldor Electric Company, you have the option of voting your shares online or by telephone instead of returning the attached card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the direction card. Votes submitted online or by telephone must be received by 6:00 p.m. central standard time on April 29, 2010.

[COMPUTER GRAPHIC] Vote Your Proxy online Go to www.continentalstock.com	OR	[TELEPHONE GRAPHIC] Vote Your Proxy by Phone Call 1 (866) 894-0537	OR	[ENVELOPE GRAPHIC] Vote Your Proxy by Mail

Have your direction card available when you access the above website. Follow the prompts to vote your shares.		Use any touch-tone telephone to vote your proxy. Have your direction card available when you call. Follow the voting instructions to vote your shares.		Mark, sign, and date your direction card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE DIRECTION CARD IF YOU ARE

VOTING ELECTRONICALLY OR BY PHONE

†    FOLD AND DETACH HERE AND READ THE REVERSE SIDE     †

Proxy by Mail	Please mark your votes like this ☒

BALDOR ELECTRIC COMPANY	PROFIT SHARING AND SAVINGS PLAN

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, VOTING WILL BE CONTROLLED BY THE TERMS OF THE PLAN AND THE TRUST.

DIRECTORS RECOMMEND A “FOR” VOTE FOR EACH OF THESE PROPOSALS.

	FOR	WITHHOLD		FOR	AGAINST	ABSTAIN
1. Election of Directors	☐	☐	2. Ratify appointment of auditors	☐	☐	☐

	(To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list below)		Mark the box to the right if you plan to attend the Annual Meeting on May 1, 2010.			☐

Nominees:	01 Jean A. Mauldin 02 R.L. Qualls 03 Barry K. Rogstad 04 Ronald E. Tucker

        COMPANY ID:

        PROXY NUMBER:

        ACCOUNT NUMBER:

First Signature	Second Signature	Date	, 2010.

Please sign exactly as your name(s) appear(s) hereon. When signing as Attorney, Executor, Trustee, Guardian, or Officer of a Corporation, please give title as such. For joint accounts, all named holders should sign. If you receive more than one card, please follow the instructions indicated on each card.